EXHIBIT 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS THIRD QUARTER OPERATING RESULTS

COMPANY REPORTS COMPLETION OF FIRST PHASE OF PILOT PLANT PROGRAM FOR 100 MILLON GALLON-PER-DAY DESALINATION PLANT IN BAJA CALIFORNIA, MEXICO

GEORGE TOWN, Grand Cayman, Cayman Islands (November 12, 2013) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2013. The Company will host an investor conference call on Wednesday, November 13, 2013, at 11:00 a.m. EST (see details below) to discuss its operating results and other topics of interest.

Third Quarter Results

Net income attributable to CWCO stockholders declined to $908,690, or $0.06 per diluted share, for the three months ended September 30, 2013, compared with net income attributable to CWCO stockholders of $1,304,843, or $0.09 per diluted share, for the quarter ended September 30, 2012. Net income during the third quarter of 2013 included $75,609 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $99,932 in earnings from this affiliate in the prior-year period.

Total revenues for the quarter ended September 30, 2013 decreased 3% to approximately $15.4 million, compared with approximately $15.8 million in the third quarter of 2012.

Retail water revenues declined 12% to approximately $5.0 million (33% of total revenues) in the most recent quarter, versus approximately $5.7 million (36% of total revenues) for the three months ended September 30, 2012. The reduction in retail revenues was due to a 17% decrease in the gallons of water sold by the Company’s Cayman retail operation. The decrease in volume of gallons sold reflected lower purchases by some of the Company’s larger customers in the Cayman Islands, which was likely due to greater rainfall in the most recent quarter when compared with the prior-year period.

Bulk water revenues rose 2% to approximately $10.2 million (66% of total revenues) in the third quarter of 2013, compared with approximately $10.0 million (63% of total revenues) in the year-earlier period. The January 2013 expiration of the Company’s operating agreement with the Water Authority – Cayman for the Lower Valley plant on Grand Cayman Island resulted in a $494,000 reduction in bulk water revenues in the most recent quarter when compared with the third quarter of 2012. Revenue increases from the remainder of the Company’s bulk operations in the Cayman Islands, The Bahamas and Belize served to more than offset the lost Lower Valley plant revenues.

Services revenues increased to $175,438 for the quarter ended September 30, 2013, compared with $105,727 in the third quarter of 2012, reflecting an increase in the management fees earned under the management services agreement with OC-BVI.

Consolidated gross profit was largely unchanged at approximately $5.2 million (34% of total revenues) in the third quarter of 2013, versus approximately $5.2 million (33% of total revenues) in the quarter ended September 30, 2012. Gross profit on retail revenues declined 19% to approximately $2.4 million in the most recent quarter (47% of retail revenues), compared with approximately $2.9 million (51% of retail revenues) in the quarter ended September 30, 2012. The decrease in gross profit margin as a percentage of retail sales was due to the decline in revenues, as the majority of the retail segment’s cost of revenues are relatively fixed in nature. Gross profit on bulk revenues increased 31% to approximately $3.0 million (29% of bulk revenues) in the third quarter of 2013, from approximately $2.3 million (22% of bulk revenues) a year earlier. The increase in gross profit dollars reflected improved margins for bulk operations and a reduction of approximately $484,000 in depreciation expense, as certain assets reached the end of their depreciable lives during the fourth quarter of 2012 and in early 2013. Gross profit as a percentage of sales improved due to these factors and the elimination of the relatively low gross margin earned on the operation of the Lower Valley plant in 2012. The services segment recorded a negative gross profit of ($94,644) for the three months ended September 30, 2013, compared with a gross profit of $76,392 in the third quarter of 2012, reflecting higher engineering expenses and greater employee costs.

Consolidated general and administrative expenses (“G&A”) increased 5% to approximately $4.3 million in the most recent quarter, compared with approximately $4.1 million in the year-earlier quarter. Project development expenses incurred by the Company’s Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”) increased by approximately $749,000, directors’ fees and expenses increased by approximately $46,000, and employee costs were approximately $74,000 higher due to base salary increases. These cost increases were partially offset by a decrease of approximately $481,000 in business development expenses not related to NSC and a decrease of approximately $205,000 in professional fees.

Interest income increased 17% to $232,820 for the quarter ended September 30, 2013, versus $198,604 in the third quarter of 2012. Interest expense decreased 20% to $117,242 in the third quarter of 2013, versus $146,880 in the year-earlier quarter, as a result of declining principal balances on the Company’s bonds payable.

Management Comments

“The decline in third quarter consolidated earnings was due to lower water sales in the retail segment of our business, which we believe was primarily due to greater rainfall in Grand Cayman when compared with the prior-year period,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Because most of our water production costs are relatively fixed in nature, the $680,000 decrease in retail revenues translated into a $543,000 reduction in gross profits generated by the retail segment. Meanwhile, revenues and gross profit in our bulk segment increased by approximately $200,000 and $700,000, respectively, due to a better operating performance at each of our three bulk water operations and a reduction in depreciation expense as certain pieces of still-productive equipment reached the end of their depreciable lives earlier this year.”

“Our water utility license on Grand Cayman Island has been extended to June 30, 2014 to allow time for the pending judicial review. The Grand Court of the Cayman Islands has agreed to consider the issues raised in the judicial review application that we filed in July 2012, and we have been notified by the Court that the first hearing of this judicial review has been scheduled for April 1-2, 2014.”

“While sales from our Bali, Indonesia plant were modest in the most recent quarter, we are encouraged by the increased interest in our desalinated water from potential customers in this market, and we have begun selling water to additional properties under short-term arrangements,” continued Mr. McTaggart. “We remain confident in the long-term potential of this market and are tripling the production capacity of our plant in Nusa Dua, from its current 250,000 gallons per day to 750,000 gallons per day, in order to meet expected water demands.”

“We continue to move forward on our Rosarito desalination plant and pipeline project in northern Baja California, Mexico, and I am pleased to report that the first phase of the pilot plant testing program for the 100 million gallon-per-day desalination facility was completed in October 2013. We are currently developing additional sampling protocols to comply with regulatory requirements in the U.S. and Mexico and are coordinating with regulators to assess the need, if any, for further process piloting. Following the conversion of a previous loan that we made to NSC, Consolidated Water now owns 99.9% of NSC.”

“We had the honor last week to present the Rosarito project to the International Border and Water Commission (“IBWC”), which is known as the Comisiόn Internacional de Límites y Aguas (“CILA”) in Mexico. The presentation was attended by the IBWC and CILA representatives, as well as representatives of water-related governmental agencies from both countries. We believe the project was well-received and are optimistic that this meeting will lead to the establishment of collaboration protocols between the Company and these important governmental agencies on both sides of the border,” concluded Mr. McTaggart.

“The Company’s financial condition at the end of the third quarter of 2013 remains very healthy,” observed Mr. David Sasnett, Chief Financial Officer. “As of September 30, 2013, our current ratio stood at 3.4-to-1, even with a $10 million land purchase obligation included in current liabilities. In addition, our cash and cash equivalents, certificate of deposit and marketable securities, which totaled $44.4 million, were significantly greater than our total liabilities of $23.5 million, and shareholders’ equity approximated $138.7 million.”

Nine-Month Results

For the nine months ended September 30, 2013, net income attributable to CWCO stockholders increased 34% to $7,504,542, or $0.51 per diluted share, compared with net income attributable to CWCO stockholders of $5,605,001, or $0.38 per diluted share, in the first nine months of 2012. Net income during the nine months ended September 30, 2013 included $1,254,913 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $201,693 in earnings from this affiliate in the prior-year period. During the first quarter of 2013, OC-BVI received approximately $2.0 million from the BVI government under a Court award for water supplied by the Baughers Bay plant on the Island of Tortola, 43.5% of which accrued to Consolidated Water Co. Ltd. in accordance with its ownership in OC-BVI.

Total revenues for the first nine months of 2013 declined slightly, to approximately $48.6 million, compared with approximately $48.8 million in the first nine months of 2012. Retail water revenues declined 3% to approximately $17.6 million (36% of total revenues) in the nine months ended September 30, 2013, versus approximately $18.1 million (37% of total revenues) for the corresponding period of the previous year. Bulk water revenues were relatively unchanged at approximately $30.3 million (62% of total revenues) in the first nine months of 2013 and 2012, respectively. Services revenues increased to $706,144 for the nine months ended September 30, 2013, compared with $347,964 in the prior-year period.

Consolidated gross profit rose 8% to approximately $17.8 million (37% of total revenues), versus approximately $16.6 million (34% of total revenues) in the corresponding period of the previous year. Gross profit on retail revenues declined 2% to approximately $9.2 million (52% of retail revenues), compared with approximately $9.4 million (52% of retail revenues) in the first nine months of 2012. Gross profit on bulk revenues increased 25% to approximately $8.7 million (29% of bulk revenues) in the first nine months of 2013, from approximately $7.0 million (23% of bulk revenues) a year earlier.

Consolidated general and administrative (“G&A”) expenses increased 4% to approximately $11.5 million in the most recent nine-month period, compared with approximately $11.1 million in the year-earlier period. When compared with the prior-year period, project development expenses incurred by NSC increased by approximately $1.0 million, directors’ fees and expenses increased by approximately $151,000, and employee costs rose $212,000. These cost increases were partially offset by a decrease of approximately $733,000 in business development expenses not associated with NSC and a $213,000 reduction in professional fees.

Interest income decreased 10% to $582,704 for the nine months ended September 30, 2013, versus $649,494 in the first nine months of 2012. Interest expense decreased 49% to $374,512, versus $737,330 in the year-earlier period.

On October 31, 2013, the Company paid a quarterly cash dividend of $0.075 per share for the 18th consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EST) on Wednesday, November 13, 2013. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EST on November 13, 2013.

A replay of the conference call will be available one hour after the call through Wednesday, November 20, 2013 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10036317, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$30,823,185	$33,892,655
Certificate of deposit	5,000,000	-
Marketable securities	8,586,090	8,570,338
Accounts receivable, net	15,873,484	12,516,466
Inventory	1,325,247	1,757,601
Prepaid expenses and other current assets	2,666,949	2,709,185
Current portion of loans receivable	1,737,285	1,812,532
Total current assets	66,012,240	61,258,777

Property, plant and equipment, net	59,619,236	58,993,406
Construction in progress	854,064	2,612,800
Inventory, non-current	4,048,745	3,970,241
Loans receivable	7,751,561	9,028,279
Investment in OC-BVI	6,930,384	6,925,346
Intangible assets, net	1,185,827	1,455,015
Goodwill	3,499,037	3,499,037
Investment in land	12,025,566	-
Other assets	2,828,018	2,706,185
Total assets	$164,754,678	$150,449,086

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,378,188	$5,883,666
Dividends payable	1,163,680	1,158,967
Current portion of long term debt	1,740,527	1,647,493
Land purchase obligation	10,050,000	-
Total current liabilities	19,332,395	8,690,126
Long term debt	3,887,895	5,205,167
Other liabilities	319,971	435,413
Total liabilities	23,540,261	14,330,706
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 38,468 and 30,265 shares, respectively	23,081	18,159
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,646,132 and 14,593,011 shares, respectively	8,787,679	8,755,807
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	83,132,069	82,467,421
Retained earnings	47,169,242	42,965,179
Cumulative translation adjustment	(373,032)	(15,400)
Total Consolidated Water Co. Ltd. stockholders' equity	138,739,039	134,191,166
Non-controlling interests	2,475,378	1,927,214
Total equity	141,214,417	136,118,380
Total liabilities and equity	$164,754,678	$150,449,086

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Retail water revenues	$5,023,591	$5,703,233	$17,598,200	$18,138,615
Bulk water revenues	10,239,552	10,031,176	30,258,814	30,313,063
Services revenues	175,438	105,727	706,144	347,964
Total revenues	15,438,581	15,840,136	48,563,158	48,799,642

Cost of retail revenues	2,661,463	2,798,560	8,366,391	8,720,675
Cost of bulk revenues	7,280,151	7,777,247	21,514,909	23,301,186
Cost of services revenues	270,082	29,335	836,945	183,238
Total cost of revenues	10,211,696	10,605,142	30,718,245	32,205,099
Gross profit	5,226,885	5,234,994	17,844,913	16,594,543
General and administrative expenses	4,308,851	4,089,575	11,472,549	11,052,833
Income from operations	918,034	1,145,419	6,372,364	5,541,710

Other income (expense):
Interest income	232,820	198,604	582,704	649,494
Interest expense	(117,242)	(146,880)	(374,512)	(737,330)
Profit sharing income from OC-BVI	20,250	-	335,361	-
Equity in earnings of OC-BVI	55,359	99,932	919,552	201,693
Other	(58,722)	69,999	93,955	225,166
Other income (expense), net	132,465	221,655	1,557,060	339,023
Net income	1,050,499	1,367,074	7,929,424	5,880,733
Income attributable to non-controlling interests	141,809	62,231	424,882	275,732
Net income attributable to Consolidated Water Co. Ltd. stockholders	$908,690	$1,304,843	$7,504,542	$5,605,001

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.06	$0.09	$0.51	$0.38
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.06	$0.09	$0.51	$0.38
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,644,740	14,580,946	14,626,755	14,576,790
Diluted earnings per share	14,734,916	14,617,195	14,682,186	14,604,398

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Income	$1,050,499	$1,367,074	$7,929,424	$5,880,733
Other comprehensive income (loss)
Foreign currency translation adjustment	(303,195)	(6,259)	(357,632)	(6,259)
Total other comprehensive income (loss)	(303,195)	(6,259)	(357,632)	(6,259)
Comprehensive income (loss)	747,304	1,360,815	7,571,792	5,874,474
Comprehensive income attributable to the non-controlling interest	126,649	61,918	407,000	275,419
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$620,655	$1,298,897	$7,164,792	$5,599,055